Exhibit 10.1
SETTLEMENT AGREEMENT
     This Settlement Agreement (Agreement) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of Department of Defense (collectively the “United States”) and Ultralife Corporation, formerly known as Ultralife Batteries, Inc. (hereafter collectively referred to as “the Parties”), through their authorized representatives.
RECITALS
     A. Ultralife Corporation (“Ultralife”) is a Delaware corporation headquartered in Newark, New York that develops, manufactures and markets high-energy power and communication systems including, among other things, a variety of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military products and applications. At all relevant times herein, Ultralife has sold its BA5390 lithium-manganese dioxide non-rechargeable battery to the United States, including sales pursuant to Contract Nos. DAAB07-03-C-A214; DAAB07-03-C-A220; and W15P7T-04-C-C002.
     B. The United States contends that it has certain civil claims against Ultralife arising from Ultralife’s failure to furnish accurate, complete, and current cost or pricing data to the United States pursuant 10 U.S.C. § 2306a for Contract Nos. DAAB07-03-C-A214; DAAB07-03- C-A220; and W15P7T-04-C-C002. As a result, the United States contends that Ultralife overstated material costs for several direct material items, and the United States was overcharged under Contract Nos. DAAB07-03-C-A214; DAAB07-03-C-A220; and W15P7T-04-C-C002 during the period from May 15, 2003 through March 14, 2005. That conduct is referred to below as the Covered Conduct.
Execution Copy

     C. This Settlement Agreement is neither an admission of liability by Ultralife nor a concession by the United States that its claims are not well founded. By entering into this Agreement, Ultralife does not admit to any impropriety, wrongdoing or liability of any sort.
     To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:
TERMS AND CONDITIONS
     1. Ultralife shall pay to the United States the sum of two million, seven hundred thousand ($2,700,000) (the “Settlement Amount”), plus interest accrued thereon at the rate of 2.625% per annum from May 6, 2011, and continuing until and including the day before the final payment is made under this Agreement. On the Effective Date of this Agreement, this sum shall constitute a debt due and immediately owing to the United States. The Settlement Amount shall be paid as follows:
          a. Ultralife shall pay to the United States the Settlement Amount plus interest accrued thereon at the rate of 2.625% per annum, in accordance with the payment schedule attached hereto as Exhibit A (“Payment Schedule”). Within 7 business days after the Effective Date of this Agreement, Ultralife shall pay the United States the initial fixed payment in the amount of $1,000,000 and thereafter make principal payments with interest according to the schedule in Exhibit A.
          b. All payments set forth in Paragraph 1(a) shall be made to the United States by electronic funds transfer pursuant to written instructions to be provided by the Office of the United States Attorney for the Western District of New York to Peter F. Comerford, Esq., counsel for Ultralife. The entire balance of the Settlement Amount, or any portion thereof, plus
Execution Copy

any interest accrued on the principal as of the date of any prepayment, may be prepaid without penalty.
     2. If Ultralife fails to make any of the payments described in Paragraph 1(a) above at the specified time, upon written notice to Ultralife of this default, Ultralife shall have ten (10) calendar days to cure the default. If the default is not cured within the ten-day period: (a) the remaining unpaid principal portion of the Settlement Amount shall become accelerated and immediately due and payable, with interest at a simple rate of 2.625% from the Effective Date of this Agreement to the date of default, and at a simple rate of 12% per annum from the date of default until the date of payment; (b) the United States may pursue any and all actions for collection as it may choose, including, without limitation, filing an action for specific performance of this Agreement; and (c) the United States may offset the remaining unpaid balance of the Settlement Amount (inclusive of interest) from any amounts due and owing to Ultralife by any department, agency, or agent of the United States. Ultralife agrees not to contest any collection action undertaken by the United States pursuant to this Paragraph 2, and to pay the United States all reasonable costs incurred in any such collection action, including attorney’s fees and expenses.
     3. Subject to the exceptions in Paragraph 4 (concerning excluded claims) below, and conditioned upon Ultralife’s full payment of the Settlement Amount, the United States releases Ultralife, together with its current and former parent corporations; direct and indirect subsidiaries; brother or sister corporations; divisions; current or former owners,officers, directors, and affiliates; and the successors and assigns of any of them, from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§
Execution Copy

3801-3812; the Truth in Negotiations Act, 10 U.S.C. § 2306a; the anti-fraud section of the Contract Disputes Act, as amended, 41 U.S.C. § 7101(c); or the common law theories of breach of contract, payment by mistake, unjust enrichment, and fraud.
     4. Notwithstanding the release given in paragraph 3 of this Agreement, or any other term of this Agreement, the following claims of the United States are specifically reserved and are not released:
a.	Any liability arising under Title 26, U.S. Code (Internal Revenue Code);

b.	Any criminal liability;

c.	Any administrative liability, including the suspension and debarment rights of any federal agency;

d.	Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e.	Any liability based upon obligations created by this Agreement;

f.	Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;

g.	Any liability for failure to deliver goods or services due; and

h.	Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct.
     5. Ultralife waives and shall not assert any defenses Ultralife may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment
Execution Copy

of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.
     6. Ultralife fully and finally releases the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that Ultralife has asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the Covered Conduct and the United States’ investigation and prosecution thereof.
     7. Ultralife agrees to the following:
     a. Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47) incurred by or on behalf of Ultralife, and its present or former officers, directors, employees, shareholders, and agents in connection with:
(1)	the matters covered by this Agreement;

(2)	the United States’ audit(s) and civil and criminal investigations of the matters covered by this Agreement;

(3)	Ultralife’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil and any criminal investigations in connection with the matters covered by this Agreement (including attorney’s fees);

(4)	the negotiation and performance of this Agreement;
Execution Copy

(5)	the payment Ultralife makes to the United States pursuant to this Agreement, are unallowable costs for government contracting purposes (hereinafter referred to as Unallowable Costs).
     b. Future Treatment of Unallowable Costs: Unallowable Costs will be separately determined and accounted for by Ultralife, and Ultralife shall not charge such Unallowable Costs directly or indirectly to any contract with the United States.
     c. Treatment of Unallowable Costs Previously Submitted for Payment: Within 90 days of the Effective Date of this Agreement, Ultralife shall identify and repay by adjustment to future claims for payment or otherwise any Unallowable Costs included in payments previously sought by Ultralife or any of its subsidiaries or affiliates from the United States. Ultralife agrees that the United States, at a minimum, shall be entitled to recoup from Ultralife any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted requests for payment. The United States, including the Department of Justice and/or the affected agencies, reserves its rights to audit, examine, or re-examine Ultralife’s books and records and to disagree with any calculations submitted by Ultralife or any of its subsidiaries or affiliates regarding any Unallowable Costs included in payments previously sought by Ultralife, or the effect of any such Unallowable Costs on the amount of such payments.
     8. Ultralife warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the
Execution Copy

mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to Ultralife, within the meaning of 11 U.S.C. § 547(c)(1); and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which Ultralife was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).
     9. If within 91 days of the Effective Date of this Agreement or of any payment made under this Agreement, Ultralife commences, or a third party commences, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking to have any order for relief of Ultralife’s debts, or seeking to adjudicate Ultralife as bankrupt or insolvent; or (b) seeking appointment of a receiver, trustee, custodian, or other similar official for Ultralife or for all or any substantial part of Ultralife’s assets, Ultralife agrees as follows:
     a. Ultralife’s obligations under this Agreement may not be avoided pursuant to 11 U.S.C. § 547, and Ultralife shall not argue or otherwise take the position in any such case, proceeding, or action that: (i) Ultralife’s obligations under this Agreement may be avoided under 11 U.S.C. § 547; (ii) Ultralife was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to Ultralife.
     b. If Ultralife’s obligations under this Agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee’s avoidance powers under the
Execution Copy

Bankruptcy Code, the United States, at its sole option, may rescind the releases in this Agreement and bring any civil and/or administrative claim, action, or proceeding against Ultralife for the claims that would otherwise be covered by the releases provided in Paragraph 3, above. Ultralife agrees that (i) any such claims, actions, or proceedings brought by the United States (including any proceedings to exclude Ultralife from participation in) are not subject to an “automatic stay” pursuant to 11 U.S.C. § 362(a) as a result of the action, case, or proceedings described in the first clause of this Paragraph, and Ultralife shall not argue or otherwise contend that the United States’ claims, actions, or proceedings are subject to an automatic stay; (ii) Ultralife shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceeding that are brought by the United States within 60 calendar days of written notification to Ultralife that the releases have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on April 16, 2010; and (iii) the United States has a valid claim against Ultralife in an amount not less than $2,700,000, and the United States may pursue its claim in the case, action, or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action, or proceeding.
     c. Ultralife acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement. This Agreement is intended to be for the benefit of the Parties only.
     10. Each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.
     11. Each party and signatory to this Agreement represents that it freely and voluntarily enters in to this Agreement without any degree of duress or compulsion.
Execution Copy

     12. This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the Western District of New York. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.
     13. This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.
     14. The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.
     15. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.
     16. This Agreement is binding on Ultralife’s successors, transferees, heirs, and assigns.
     17. All parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.
     18. This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.
Execution Copy

THE UNITED STATES OF AMERICA

DATED: June 1, 2011	/s/ Robert G. Trusiak
Robert G. Trusiak
Assistant U.S. Attorney Western District of New York

and
DATED: June 1, 2011	/s/ Colin M. Huntley
Colin M. Huntley
Trial Attorney Commercial Litigation Branch Civil Division United States Department of Justice

Execution Copy

ULTRALIFE CORPORATION
Formerly Known As Ultralife Batteries, Inc.

DATED: 1 June 2011	/s/ Peter F. Comerford
Peter F. Comerford
Vice President of Administration & General Counsel Ultralife Corporation

DATED: 6/1/2011	/s/ Thomas A. DeSimon
Thomas A. DeSimon
Harris Beach PLLC Counsel to Ultralife Corporation

Execution Copy

EXHIBIT A
SETTLEMENT PAYMENT SCHEDULE

Date	Payment	Interest (2.625%)	Principal	Balance

06-08-2011	$1,005,048.63	$5,048.63	$1,000,000	$1,700,000
12-01-2011	$588,979.50	$22,312.50	$566,667.00	$1,133,333.00
06-01-2012	$581,542.00	$14,875.00	$566,667.00	$566,666.00
12-01-2012	$574,103.49	$7,437.49	$566,666.00	$0

Total	$2,749,673.62	$49,673.62	$2,700,000.00
Execution Copy